EXHIBIT 10.4

AMENDMENT TO OSTERBERG EMPLOYMENT LETTER

This Amendment to the Osterberg Employment Letter (“Amendment”) is dated as of April 16, 2024, by and among Timberline Resources, Corp. (the “Company”), and Steven A. Osterberg (the “Employee”), and amends that certain Osterberg Employment Letter (the “Original Agreement”), dated October 9, 2020, between the Company and the Employee. Capitalized terms used in this Amendment without definition have the meanings given in the Original Agreement.

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger by and among McEwen Mining Inc., Lookout Merger Sub, Inc. (the “Merger Sub”), and the Company, dated on or about the date hereof (the “Merger Agreement”), pursuant to which the Merger Sub shall be merged with and into the Company (the “Merger”); and

WHEREAS, in connection with, and subject to the occurrence of, the Merger, the parties desire to modify the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereby agree as follows:

Effective Date. This Amendment shall be effective upon, and not effective until, (a) the consummation of the Merger, or (b) the consummation of the transaction contemplated by a Company Acquisition Proposal (as defined in the Merger Agreement) providing for a Superior Proposal (as defined in the Merger Agreement) entered into by the Company pursuant to Section 7.01(d)(ii) of the Merger Agreement (as applicable, the “Merger Transaction”). If for any reason the Merger Transaction is terminated, abandoned, or otherwise not consummated for any reason, this Amendment shall be null and void and of no force or effect.

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Change of Control. The Company and the Employee acknowledge and agree that the consummation of the Merger Transaction shall constitute a Change of Control (as defined on the appendix to the Original Agreement).

2.	Amendment.

(a)	The paragraphs of the Original Agreement titled “Change of Control” and “Termination Without Cause” are hereby deleted in their entirety and replaced with the following:

“Termination Without Cause upon A Change of Control: In the event that your employment with Timberline Resources Corporation (the “Company”) is terminated by the Company without Cause (as defined below) upon a Change of Control or within twelve (12) months thereafter, the Employee shall be entitled to the following: (i) an amount equal to twelve (12) months of the Employee’s base salary at a rate as in effect on the Change of Control, paid in a lump sum within sixty (60) days following the date of such termination; (ii) within sixty (60) days following the date of such termination (or a such earlier date as may be required by applicable law), the following “Accrued Benefits”: (A) any unpaid base salary through the date of termination, (B) reimbursement for any unreimbursed business expenses incurred through the date of termination, (C) any accrued but unused vacation time in accordance with Company policy, (D) all other payments, benefits or fringe benefits to which the Employee shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant; (iii) full vesting of any stock options granted by the Company outstanding as of immediately prior to the Change of Control; and (iv) subject to (A) the Employee’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (B) the Employee’s continued copayment of premiums at the same level and cost to the Employee as if the Employee were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Employee (and the Employee’s eligible dependents) for a period of three (3) months following termination of employment at the Company’s expense, provided that the Employee is eligible and remains eligible for COBRA coverage through the duration of such period; provided, further, that the Company may modify the continuation coverage contemplated herein to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable).

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Any and all amounts payable and benefits or additional rights provided pursuant to this paragraph beyond the Accrued Benefits shall only be payable if the Employee delivers to the Company and does not revoke a general release of claims in favor of the Company in substantially the form attached on Exhibit A hereto. Such release must be executed and delivered and no longer subject to revocation, if applicable, within sixty (60) days following termination.

For purposes of this Amendment, the term “Cause” shall mean: (i) any material breach by the Employee of his obligations under this letter agreement, if the Company provided the Employee with written notice of such Cause and the Employee failed to remedy the situation to the reasonable satisfaction of the Company within thirty (30) days of the date of such notice; (ii) the Employee’s conviction of, or plea of guilty to, any felony charge, or any crime involving moral turpitude, fraud or misrepresentation; (iii) intentional fraud, misrepresentation, or embezzlement by the Employee in the course of his employment; or (iv) any material neglect, inability, refusal or failure of the Employee to perform his duties as an employee of the Company, if the Company provided the Employee with written notice of such Cause and the Employee failed to remedy the situation to the reasonable satisfaction of the Company within thirty (30) days of the date of such notice.”

(b)	The subparagraph of the Original Agreement titled “Incentives: Restricted Share Units RSUs” is hereby deleted in its entirety and replaced with the following:

“Transaction Bonus: No later than sixty (60) days following the Change of Control, the Company shall pay to the Employee an amount, less applicable withholdings, calculated by multiplying (i) 250,000 by (ii) the volume weighted average trading price per share of the common stock of the Company, par value $0.001 (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected by the Company) on each of the five (5) consecutive days on which the Company’s shares of common stock are traded on the OTCQB (each such day, a “Trading Day”) ending on (and including) the Trading Day that is three (3) Trading Days prior to the Change of Control.”

3.

General. Except as otherwise modified herein, all other terms and provisions of the Original Agreement shall remain in full force and effect. The performance and construction of this Amendment shall be governed by the internal laws of the State of Idaho. This Amendment may be executed in any number of counterparts, with each such counterpart constituting an original and all such counterparts constituting but one and the same instrument. Signatures may be exchanged by facsimile or by an email scanned .PDF signature page, with original signatures to follow. Each party agrees that it will be bound by its own facsimiled or .pdf-scanned signature and that it accepts the facsimiled or PDF-scanned signature of the other party.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

TIMBERLINE RESOURCES, CORP.

By:	/s/ Leigh Freeman
Name: Leigh Freeman Its: Chairman of the Board of Directors

/s/ Steven A. Osterberg
Steven A. Osterberg

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EXHIBIT A

GENERAL RELEASE

I, , in consideration of and subject to the performance by Timberline Resources Corporation (together with its subsidiaries, the “Company”), of its obligations under the Osterberg Employment Letter, dated October 9, 2020, as amended on April 16, 2024 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company, its parents, subsidiaries, affiliates, predecessors, successors, assigns, and its present, former and future managers, directors, officers, employees, shareholders, direct and indirect owners, members, insurers, agents, and attorneys (collectively, the “Released Parties”) as set forth below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1. My employment or service with the Company and its affiliates terminated as of [_____________, 20__], and I hereby resign from any position as an officer, member of the board of managers or directors (as applicable) or fiduciary of the Company or its affiliates (or reaffirm any such resignation that may have already occurred). I understand that any payments or benefits paid or granted to me under the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in the paragraph of the Agreement titled “Termination Without Cause upon A Change of Control” unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2. Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter‑claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

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Exhibit A (cont’d)

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above. I further represent that I have no knowledge of the existence of any lawsuit, charge, or proceeding against any Released Party arising out of or otherwise connected with any of the matters herein released. In the event that any such lawsuit, charge, or proceeding has been filed, I agree that I immediately will take all actions necessary to withdraw or terminate that lawsuit, charge, or proceeding, unless the requirement for such withdrawal or termination is prohibited by applicable law.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Additionally, I am not waiving (i) any right to the Accrued Benefits or any severance benefits to which I am entitled under the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, or (iii) any vested rights I may have as an equity or security holder in the Company or its affiliates.

6. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

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Exhibit A (cont’d)

7. Except as provided in paragraph 10 below, I agree not to make to any person any statement that disparages the Company or reflects negatively on the Company, including, but not limited to, statements regarding the Company’s financial condition, employment practices, or officers, directors, board members, committee members, employees, successors, affiliates, or agents.

8. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

9. I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

10. Any non‑disclosure provision in this General Release or the Agreement does not prohibit or restrict me (or my attorney) from (a) filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, the Financial Industry Regulatory Authority (FINRA), any other self‑regulatory organization or any other federal, state or local governmental agency or commission (“Government Agencies”), or (b) communicating with any Government Agencies or otherwise participating in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Nothing in this Agreement in any way prohibits or is intended to restrict or impede me from (i) exercising protected rights under Section 7 of the National Labor Relations Act (as applicable), including the right to engage in concerted activity, or (ii) disclosing or discussing, either orally or in writing, any alleged discriminatory or unfair employment practice. Notwithstanding the foregoing, I waive any right to any monetary recovery or other relief should any party, including, without limitation, any federal, state or local governmental entity or administrative agency, pursue any claims on my behalf arising out of, relating to, or in any way connected with the claims released herein, provided, however, that this Agreement does not limit my ability to seek or receive any monetary award or bounty from any Governmental Agency or regulatory or law enforcement authority in connection with protected “whistleblower” activity.

11. I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it. I also acknowledge and agree that other than the payments pursuant to the “Termination Without Cause upon A Change of Control” section of the Agreement for which this General Release is a requirement, I have been fully and finally paid or provided all wages, compensation, vacation, leave (whether paid or unpaid), bonuses, stock, shares, stock options, equity, or other benefits from the Company which are or could be due to me under the terms of my employment with the Company, or otherwise.

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Exhibit A (cont’d)

12. I agree that I will not apply for any job or position as an employee, consultant, independent contractor, or otherwise, with the Company or its parents, subsidiaries or affiliates. I warrant that no such applications are pending at the time this General Release is executed.

13. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.

I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]‑DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATED:

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